Exhibit (d)(1)

INVESTMENT MANAGEMENT AGREEMENT

MERCER FUNDS

AGREEMENT made this 1st day of July, 2014, by and between the Mercer Funds, a Delaware statutory trust (the “Trust”), and Mercer Investment Management, Inc., a Delaware corporation (the “Advisor”).

WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). The Trust is authorized to create separate series of shares, each having its own investment objectives and policies; and

WHEREAS, the Advisor is a registered investment advisor under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engages in the business of providing investment management services; and

WHEREAS, the Trust desires to retain the Advisor to render investment management and other services with respect to the series of the Trust listed on Schedule A, as may be amended from time to time, attached hereto and made a part of this Agreement (each a “Fund,” and collectively, the “Funds”), and the Advisor is willing to render such services on the following terms and conditions.

NOW, THEREFORE, in consideration of mutual covenants recited below, the parties agree and promise as follows:

1.	DUTIES OF THE TRUST

(a)	The Trust, except as otherwise provided in this Agreement, is responsible for conducting its own business and affairs and for all necessary and incidental expenses and salaries including, but not limited to, the costs incurred in: the maintenance of its corporate existence; the maintenance of its own books, records and procedures; dealing with its own shareholders; the payment of dividends; transfer of stock, including issuance, redemption and repurchase of shares; preparation of share certificates; preparation and filing of such forms as may be required by the various jurisdictions in which the Trust’s shares may be sold; preparation, printing and mailing of reports and notices to shareholders; calling and holding of shareholders’ meetings; miscellaneous office expenses; brokerage commissions; custodian fees; legal and accounting fees; taxes; and state and federal registration fees.

(b)	In the conduct of the respective businesses of the parties and in the performance of this Agreement, the Trust and the Advisor may share facilities common to each, with appropriate proration of expenses between them.

(c)	To the extent the Advisor incurs any costs by assuming expenses that are an obligation of the Trust as set forth herein, the Trust shall promptly reimburse the Advisor for such costs and expenses, except to the extent the Advisor has otherwise agreed to bear such expenses. To the extent the services for which the

Trust is obligated to pay are performed by the Advisor, the Advisor shall be entitled to recover from the Trust to the extent of the Advisor’s actual costs for providing such services.

2.	DUTIES OF THE ADVISOR

(a)	The Trust employs the Advisor generally to manage the investment and reinvestment of the assets of each Fund. Subject always to the supervision and control of the Trust’s Board of Trustees, the Advisor will have: (i) overall supervisory responsibility for the general management and investment of each Fund’s assets; (ii) full discretion to select new or additional sub-advisors for each Fund; (iii) full discretion to enter into and materially modify existing sub-advisory agreements with sub-advisors; (iv) full discretion to terminate and replace any sub-advisor; and (v) full investment discretion to make all determinations with respect to the investment of a Fund’s assets then managed by a sub-advisor; provided that, any agreement with a sub-advisor will be in compliance with, and approved as required by, the 1940 Act, or in accordance with exemptive relief granted by the U.S. Securities and Exchange Commission (the “Commission”) under the 1940 Act. In connection with the Advisor’s responsibilities under this Agreement, the Advisor will assess each Fund’s investment focus and will seek to implement decisions with respect to the allocation and reallocation of the Fund’s assets among one or more current or additional sub-advisors, from time to time, as the Advisor deems appropriate, to enable the Fund to achieve its investment objective(s). To the extent that the Advisor does hire any sub-advisor, the Advisor will thereafter continuously review, supervise and (where appropriate) administer the investment program of the Fund. In addition, the Advisor will oversee and coordinate the Funds’ securities lending agent, and oversee the Funds’ brokerage commission recapture arrangements (if any).

(b)	In addition to the investment management services described above, the Trust employs the Advisor to provide the following administrative services: (i) legal services necessary to maintain the Trust’s corporate existence; (ii) legal administration services (including supervising the preparation of various reports filed with regulatory authorities, including without limitation, Form N-SARs, Form N-CSRs, Form N-Qs, proxy statements, periodic reports to shareholders, and U.S. and foreign ownership reports; and preparing notices of dividends, capital gains distributions and tax credits); (iii) preparing materials for meetings of the Trust’s Board of Trustees and coordinating Board reporting; (iv) providing treasury functions (including expense and expense limitation budgeting; authorizing expenditures; and approving bills for payment on behalf of the Funds); (vi) overseeing the Trust’s independent registered public accounting firm and the Trust’s tax-related work; (vi) overseeing non-advisory transition management matters; (vii) providing compliance services, including monitoring each Fund’s compliance with: the 1940 Act, and the rules and regulations thereunder; state and foreign laws and regulations applicable to the operation of investment companies; and the Code of Ethics and other policies adopted by the Board or by Mercer, in its capacity as investment advisor of the Funds, and applicable to the Funds; and (viii) providing executive, clerical and secretarial personnel needed to carry out the above responsibilities.

(c)	The Advisor will provide, or direct any sub-advisor to provide, to the administrator and the Trust, records concerning the Advisor’s and sub-advisor(s)’ activities which the Trust is required to maintain, and to render regular reports to the administrator and to the Trust’s officers and Trustees concerning the Advisor’s and sub-advisor(s)’ performance of the foregoing responsibilities. The retention of a sub-advisor by the Advisor shall not relieve the Advisor of its responsibilities under this Agreement.

(d)	The Advisor shall discharge the foregoing responsibilities subject to the control of the Board of Trustees of the Trust, and in compliance with such policies as the Trustees, from time to time, may establish, and in compliance with the objectives, policies, and limitations for each such Fund set forth in the Trust’s prospectus(es) and statement of additional information, as amended from time to time (referred to collectively as the “Prospectus”), and applicable laws and regulations. The Trust will furnish the Advisor, from time to time, with copies of all amendments to the Prospectus, if any.

(e)	The Advisor accepts such employment and agrees, at its own expense, to render the services and to provide the office space, furnishings, and equipment and the personnel (including the costs of retaining any sub-advisors) required by the Advisor to perform the services on the terms and for the compensation provided herein. The Advisor will not, however, pay for the cost of securities, commodities, and other investments, including brokerage commissions and other transaction charges, if any) purchased or sold by the Funds. The Trust and the Advisor acknowledge that the same individual may serve as the Chief Compliance Officer (as that term is used in Rule 38a-1 under the 1940 Act and Rule 206(4)-7 under the Advisers Act) (the “CCO”) of the Trust and the Advisor, respectively, and that the same personnel may provide compliance services to the Trust and the Advisor. The costs of the CCO and the compliance personnel, including their salaries, may be allocated among the Trust and the Advisor.

3.	DELIVERY OF DOCUMENTS

(a)	The Trust has furnished the Advisor with copies properly certified or authenticated of each of the following, and will furnish any amendments and restatements as they are effected:

(i)	The Trust’s Agreement and Declaration of Trust (such Agreement and Declaration of Trust, as presently in effect and as it shall, from time to time, be amended, is herein called the “Declaration of Trust”);

(ii)	By-Laws of the Trust (such By-Laws, as in effect on the date of this Agreement and as amended, from time to time, are herein called the “By-Laws”); and

(iii)	Prospectus(es) of the Fund(s).

(b)	The Advisor has furnished to the Trust a copy of its Form ADV, as filed with the Commission, and will furnish any amendment thereto as may be effected.

4.	OTHER COVENANTS

The Advisor agrees that it:

(a)	will comply with all applicable rules and regulations of the Commission and, in addition, will conduct its activities under this Agreement in accordance with other applicable law;

(b)	will place, or will direct the sub-advisors to place, orders pursuant to its/their investment determinations for the Fund(s) either directly with the issuer or with any broker or dealer. In executing portfolio transactions and selecting brokers or dealers, the Advisor will, or will direct the sub-advisors to, use its/their best efforts to seek on behalf of a Fund the best overall terms available. In assessing the best overall terms available for any transaction, the Advisor (or any sub-advisor) shall consider all factors that it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker or dealer to execute a particular transaction, the Advisor (or any sub-advisor) may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) provided to a Fund and/or other accounts over which the Advisor or an affiliate of the Advisor may exercise investment discretion. The Advisor (or any sub-advisor) is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for any Fund that is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Advisor (or any sub-advisor) determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of that particular transaction or in terms of the overall responsibilities of the Advisor to a Fund. Such authorization is subject to termination at any time by the Trust’s Board of Trustees for any reason. In no instance, will any Fund’s securities be purchased from or sold to the Advisor, any sub-advisor engaged with respect to that Fund, the Trust’s principal underwriter, or any affiliated person of the Trust, the Advisor, any sub-advisor or the principal underwriter, acting as principal in the transaction, except to the extent permitted by the Commission and the 1940 Act.

5.	COMPENSATION OF THE ADVISOR

(a)	For the services to be rendered by the Advisor as provided in Sections 1 and 2 of this Agreement, the Trust shall pay to the Advisor compensation at the rates specified in Schedule A, as may be amended from time to time, attached hereto and made a part of this Agreement. Such compensation shall be paid to the Advisor at the end of each month and shall be calculated by applying a daily rate to the assets of each Fund, based on the annual percentage rates as specified in the attached Schedule A. The fee shall be based on the average daily net assets for the month involved.

(b)	Any advisory fees that may be charged by any sub-advisors hired by the Advisor are the sole obligation of the Advisor, and not of the Trust.

(c)	If this Agreement is terminated prior to the end of any calendar month, the management fee shall be prorated for the portion of any month in which this Agreement is in effect according to the proportion that the number of calendar days during which the Agreement is in effect, bears to the number of calendar days in the month, and shall be payable within 10 days after the date of termination.

(d)	The Advisor may voluntarily or contractually agree to reduce any portion of the compensation or reimbursement of expenses due to the Advisor pursuant to this Agreement and may similarly agree to make payments to limit expenses that are the responsibility of the Trust under this Agreement. Any such reduction or payment shall be applicable only to such specific reduction or payment and shall not constitute an agreement to reduce any future compensation or reimbursement due to the Advisor hereunder or to continue future payments. Any such reduction will be agreed upon prior to accrual of the related expense or fee and will be estimated daily. Any fee voluntarily reduced by the Advisor and any Fund expense paid by the Advisor voluntarily or pursuant to an agreed expense limitation shall be reimbursed by the Fund to the Advisor in the first, second, or third (or any combination thereof) fiscal year next succeeding the fiscal year of the withholding, reduction, or payment to the extent permitted by applicable law if the aggregate expenses for the next succeeding fiscal year, second fiscal year or third succeeding fiscal year do not exceed any limitation to which the Advisor has agreed.

6.	REPORTS

The Advisor shall furnish the Trust’s Board of Trustees such periodic and special reports as the Board reasonably may request, including reports on the nature and quality of services provided by any sub-advisors. The Advisor shall provide such information as the Board of Trustees may reasonably request and such information as shall be reasonably necessary to evaluate the terms of any investment management contract.

7.	STATUS OF THE ADVISOR

The services of the Advisor to the Trust are not to be deemed exclusive, and the Advisor shall be free to render similar services to others so long as its services to the Trust are not impaired thereby. The Advisor shall be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust. To the extent that the purchase or sale of securities or other investments of any issuer may be deemed by the Advisor to be suitable for two or more accounts managed by the Advisor, the available securities or investments may be allocated in a manner believed by the Advisor to be equitable to each account. It is recognized that, in some cases, this may adversely affect the price paid or received by the Trust or the size or position obtainable for or disposed by the Trust or any Fund.

8.	USE OF THE MERCER NAME

In accordance with the Declaration of Trust of the Trust, in the event that the Advisor ceases to be the Trust’s investment manager for any reason, the Trust will (unless the Advisor otherwise agrees in writing) take all necessary steps to cause the Trust to change to a name not including the word “MERCER,” within a reasonable period of time.

9.	CERTAIN RECORDS

The Advisor shall maintain, and cause any sub-advisors to maintain, books and records with respect to the Advisor’s and the sub-advisor’s respective services to the Funds in accordance with good practice, applicable federal and state securities laws, and such instructions as may be provided to it by the Trust from time to time.

10.	LIMITATION OF LIABILITY OF THE ADVISOR

The duties of the Advisor shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Advisor hereunder. The Advisor shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in carrying out its duties hereunder, except a loss resulting from willful malfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable federal and state law that cannot be waived or modified hereby. (As used in this Section 10, the term “Advisor” shall include directors, officers, employees and other corporate agents of the Advisor, as well as that corporation itself.)

11.	PERMISSIBLE INTERESTS

Trustees, agents, and shareholders of the Trust are or may be interested in the Advisor (or any successor thereof) as directors, partners, officers, or shareholders, or otherwise; directors, partners, officers, agents, and shareholders of the Advisor are or may be interested in the Trust as Trustees, officers, shareholders or otherwise; and the Advisor (or any successor) is or may be interested in the Trust as a shareholder or otherwise subject to the provisions of applicable law. All such interests shall be fully disclosed between the parties on an ongoing basis and in the Trust’s Prospectuses as required by law. In addition, brokerage transactions for the Trust may be effected through affiliates of the Advisor or any sub-advisor if approved by the Board of Trustees, subject to the rules and regulations of the Commission.

12.	DURATION AND TERMINATION

This Agreement, unless sooner terminated as provided herein, shall for each Fund listed on Schedule A attached hereto remain in effect from the date of execution or, if later, the date the initial capital to a series of the Trust is first provided (the “Effective Date”), until two years from the Effective Date, and thereafter, for periods of one year so long as such continuance thereafter is specifically approved at least annually: (i) by the vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Trustees of the Trust or by vote of a majority of the outstanding voting securities of each Fund; provided, however, that if the shareholders of any Fund fail to approve the Agreement as provided herein, the Advisor may continue to serve hereunder in the manner and to the extent permitted by the 1940 Act and the rules and regulations thereunder. The foregoing requirement that continuance of this Agreement be “specifically approved at least annually” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

This Agreement may be terminated as to any Fund at any time, without the payment of any penalty, by vote of a majority of the Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund on not less than 30 days nor more than 60 days written notice to the Advisor, or by the Advisor at any time without the payment of any penalty, on 90 days written notice to the Trust. This Agreement will automatically and immediately terminate in the event of its assignment (as that term is interpreted under the 1940 Act).

This Agreement shall extend to and bind the heirs, executors, administrators and successors of the parties hereto.

As used in this Section 12, the terms “assignment,” “interested persons,” and a “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Commission.

13.	GOVERNING LAW

This Agreement shall be governed by the internal laws of the State of New York, without regard to conflict of law principles; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

14.	NOTICE

Any notice, advice or report to be given pursuant to this Agreement shall be deemed sufficient if delivered or mailed by registered, certified or overnight mail, postage prepaid addressed by the party giving notice to the other party at the last address furnished by the other party:

To the Advisor at:	To the Trust at:

99 High Street	99 High Street
Boston, Massachusetts 02110	Boston, Massachusetts 02110
Attention: Global Chief Counsel	Attention: Secretary

15.	SEVERABILITY

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

16.	ENTIRE AGREEMENT

This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts, together, shall constitute only one instrument.

A copy of the Certificate of Trust of the Trust is on file with the Secretary of State of Delaware, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees, and is not binding upon any of the Trustees, officers, or shareholders of the Trust individually but binding only upon the assets and property of the Trust.

No series of the Trust shall be liable for the obligations of any other series of the Trust. Without limiting the generality of the foregoing, the Advisor shall look only to the assets of a particular Fund for payment of fees for services rendered to that Fund.

Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the Commission, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

MERCER INVESTMENT MANAGEMENT, INC.		MERCER FUNDS

By:	/s/ Thomas Murphy	By:	/s/ Stan Mavromates
	Thomas Murphy		Stan Mavromates
	President		Chief Investment Officer

Schedule A

as amended July 1, 2014

Investment Advisory Fee
Series	Assets Up to $750 Million	Assets in Excess of $750 Million

Mercer US Large Cap Growth Equity Fund	0.55 of 1%	0.53 of 1%
Mercer US Large Cap Value Equity Fund	0.53 of 1%	0.51 of 1%
Mercer US Small/Mid Cap Growth Equity Fund	0.90 of 1%	0.88 of 1%
Mercer US Small/Mid Cap Value Equity Fund	0.90 of 1%	0.88 of 1%
Mercer Non-US Core Equity Fund	0.75 of 1%	0.73 of 1%
Mercer Emerging Markets Equity Fund	0.80 of 1%	0.78 of 1%
Mercer Global Low Volatility Equity Fund	0.75 of 1%	0.73 of 1%
Mercer Core Fixed Income Fund	0.35 of 1%	0.33 of 1%
Mercer Opportunistic Fixed Income Fund	0.80 of 1%	0.78 of 1%